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                                                                    EXHIBIT 23.0
                         INDEPENDENT AUDITORS' CONSENT
THE BOARD OF DIRECTORS
COMMUNICATION CABLE, INC.:
     We consent to incorporation by reference in the Registration Statement (No. 33-58199) on Form S-8 of Communication Cable, Inc. of our reports dated December 15, 1995 relating to the balance sheets of Communication Cable, Inc. as of October 31, 1995 and 1994, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1995, and the related financial statement schedule, which reports appear or are incorporated by reference in the October 31, 1995 annual report on Form 10-K of Communication Cable, Inc.
                                         KPMG PEAT MARWICK LLP
Raleigh, North Carolina
January 25, 1996
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